Exhibit 4(c)(7)

VIRYANET LTD.

2005 ISRAELI SHARE OPTION AND RESTRICTED SHARE PLAN

ADOPTED: NOVEMBER 30, 2005

VIRYANET LTD.

2005 ISRAELI SHARE OPTION AND RESTRICTED SHARE INCENTIVE PLAN

Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in Section 2 hereof.

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1.	Purpose. The purpose of the ViryaNet Ltd. 2005 Israeli Share Option and Restricted Share Incentive Plan (the “Plan”) is to afford an incentive to selected Employees, Directors, Office Holders, service providers, Consultants and any other person or entity which the Board shall decide their services are considered valuable to ViryaNet Ltd. (the “Company”), or any Subsidiary or Affiliate of the Company within the meaning of Section 102(a) of the Israeli Tax Ordinance (each an “Affiliated Company”), which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as Employees, Directors, Office Holders, Consultants or suppliers, to increase their efforts on behalf of the Company or any Affiliated Company and to promote the success of the Company’s business.

1.2.	Types of Awards. The Plan is intended to enable the Company to issue Awards under the Israeli Tax Ordinance, including without limitation; (i) Options or Restricted Shares pursuant and subject to the provisions of Section 102 of the Israeli Tax Ordinance (“102 Share Options” or “102 Shares” respectively), provided that, unless otherwise provided by law, all Awards granted to Employees (including Directors and Office Holders) of the Company or its Affiliated Companies shall be issued only under Section 102; (ii) pursuant to Section 3(i) of the Israeli Tax Ordinance (“3(i) Share Options”), provided that, unless otherwise provided by law, no 3(i) Share Options shall be granted to Employees of the Company or its Affiliated Companies in Israel; and (iii) other Share-based Awards pursuant to Section 10 hereof (all 102 Share Options, 102 Shares, 3(i) Share Options, and Previous Awards as well as other Share-based Awards collectively, the “Awards”). Section 102(g) of the Israeli Tax Ordinance applies to this Plan and the Employees, Office Holders and Directors eligible for 102 Share Options.

1.3.	Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Award granted to a Grantee, the provisions of said law or regulation shall prevail over those of the Plan, and the Committee (as defined below) is empowered hereunder to interpret and enforce the said prevailing provisions. The Plan contemplates the issuance of Awards by the Company as a publicly traded company.

2.	DEFINITIONS.

As used in this Plan, the following words and phrases shall have the meanings ascribed to them in this Section 2:

2.1.	“Award” shall mean any share, Option, Restricted Shares or any other Share-based award, granted to a Grantee under the Plan and any share issued pursuant to the exercise of an Option.

2.2.	“Approved 102 Option” shall mean an Option granted pursuant to Section 102(b) of the Israeli Tax Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3.	“Approved 102 Share” shall mean a Share granted pursuant to Section 102(b) of the Israeli Tax Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.4.	“Board” shall mean the Board of Directors of the Company.

2.5.	“Committee” shall mean a committee designated and empowered by the Board, with the responsibility of administering the Plan, and in the absence of such designation, the Board.

2.6.	“Companies Law” – shall mean the Israeli Companies Law 5759– 1999, as amended from time to time and any regulations, rules, orders or procedures promulgated thereunder.

2.7.	“Consultant” means any person, including an advisor, engaged by the Company, or an Affiliated Company thereof, to render consulting or advisory services.

2.8.	“Controlling Shareholder” means a controlling shareholder (Ba’al Shlita) as such term is defined in Section 32(9) of the Israeli Tax Ordinance.

2.9.	“Date of Grant” shall mean the date specified in the Notice of Share Option Grant or Restricted Share Grant, which date shall be the later of (i) the date on which the Board resolved to grant the Option or the Restricted Share, or (ii) the first day of the Grantee’s service.

2.10.	“Director” means a member of the Board.

2.11.	“Disability” shall mean, unless otherwise specified in the Option Agreement or the Restricted Share Agreement, a Grantee’s inability to perform his duties to the Company, or any of its Affiliated Companies, by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Grantee and acceptable to the Company.

2.12.	“Employee” shall have the meaning set forth in the Israeli Tax Ordinance.

2.13.	“Exercise Period” shall mean the period during which the Option shall be exercisable.

2.14.	“Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified in the Notice of Share Option Grant.

2.15.	“Fair Market Value” per share as of a particular date shall mean (i) if the Shares are traded on a securities exchange, the closing sales price per Share on the securities exchange on which the Shares are principally traded for the last preceding date on which there was a sale of such Shares on such exchange; or (ii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market; or (iii) if the Shares are not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine, which determination shall be conclusive and binding on all parties, and shall be made after such consultations with outside legal, accounting and other experts as the Committee may deem advisable, and the Committee may maintain a written record of its method of determining such value. If the Stock is listed or quoted on more than one established stock exchange or national market system, the Committee shall determine the appropriate exchange or system.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Israeli Tax Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.16.	“Grantee” shall mean a person who receives a grant of Options, Restricted Shares, Shares or other Awards under the Plan, who at the time of grant is an Employee, Office Holder, Director, service provider or Consultant, and any other person or entity which the Board shall decide their services are considered valuable to, the Company or any Affiliated Companies of the Company.

2.17.	“ITA” means the Israeli Tax Authorities.

2.18.	“Office Holder” shall mean any office holder (“nose misra”) as defined in the Companies Law.

2.19.	“Israeli Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version) 1961, as amended from time to time and any regulations, rules, orders or procedures promulgated thereunder.

2.20.	“Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company, or any of its affiliates, in which the Grantee participates.

2.21.	“Section 102” shall mean Section 102 of the Israeli Tax Ordinance and any regulations, rules, orders or procedures promulgated thereunder.

2.22.	“Shares” shall mean Ordinary Shares, par value of NIS 1.0 each, of the Company.

2.23.	“Trustee” shall mean the trustee appointed by the Committee or the Board in accordance with the provisions of the Israeli Tax Ordinance or other applicable law, as the case may be, and approved by the ITA, to hold in trust the respective Options, Restricted Shares and/or Shares, if so appointed, all in accordance with the provisions of Section 102(a) of the Israeli Tax Ordinance.

2.24.	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Israeli Tax Ordinance and not held in trust by a Trustee.

2.25.	“Unapproved 102 Share” means a Share granted pursuant to Section 102(c) of the Israeli Tax Ordinance and not held in trust by a Trustee.

3.	ADMINISTRATION.

3.1.	To the extent permitted under applicable law, the Plan shall be administered by the Committee. However, in the event that the Board does not designate and empower a committee with the responsibility of administering the Plan, the Plan shall be administered by the Board in its entirety. Furthermore, in the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any such event, all references herein to the Committee shall be construed as references to the Board.

3.2.	Subject to applicable law, all decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Plan. No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.3.	Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own willful misconduct or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.4.	The Committee shall have the authority in its discretion to administer the Plan and to exercise all power and authority specifically granted to it under the Plan or take any actions necessary or advisable in the administration of the Plan, including, without limitation:

3.4.1.	the authority to grant Options, Restricted Shares, Shares or other Awards;

3.4.2.	to designate the type of Options (whether 102 Share Options, 3(i) Share Options, or otherwise);

3.4.3.	to elect which treatment – capital gains (“honi”) in accordance with the provisions of Section 102(b)(2) of the Israeli Tax Ordinance or ordinary income (“pairoti”) in accordance with the provisions of Section 102(b)(1) of the Israeli Tax Ordinance – shall be adopted for the purposes of the Plan under Section 102 of the Israeli Tax Ordinance, provided that should one of such tax treatments be elected for Employees, Directors and Office Holders who are by definition eligible for 102 Share Options, the tax treatments so elected shall be used uniformly for all Employees, Directors and Office Holders who are by definition eligible for 102 Share Options for the period prescribed by Section 102 of the Israeli Tax Ordinance;

3.4.4.	to appoint a Trustee, if the Committee deems it necessary, prudent or advisable;

3.4.5.	to determine the Exercise Price of the Shares covered by each Option;

3.4.6.	to determine the Fair Market Value of the Shares covered by each Option;

3.4.7.	to determine the Grantees to whom, and the time or times at which Awards shall be granted;

3.4.8.	to determine the number of Shares to be covered by each Award;

3.4.9.	to interpret the Plan;

3.4.10.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.4.11.	to determine the terms and provisions of the Option Agreements and Restricted Share Agreement, including without limitations the vesting terms of the Options and Restricted Shares (which need not be identical), and to cancel or suspend Awards, as necessary; and

3.4.12.	to make all other determinations or amendments deemed necessary or advisable for the administration of the Plan, including to adjust the terms of the Plan or any Option Agreement or any Restricted Share Agreement so as to reflect (i) changes in applicable Israeli, US or other laws respectively, and (ii) the laws of other jurisdictions within which the Company wishes to grant Awards.

3.5.	To the extent not otherwise prohibited or restricted by the laws or regulatory regime effective from time to time of any country in which the Company’s securities are listed or in which Options are granted, the Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect. In no event may any action of the Company alter or impair the rights of a Grantee with respect to Awards granted to the Grantee prior to the date of such action, without such Grantee’s consent.

4.	ELIGIBILITY.

4.1.	102 Share Options and 102 Shares may be granted only to Israeli Employees, (including Israeli Directors and Office Holders) who are not Controlling Shareholders. Other Awards (other than 102 Share Options and 102 Shares) shall be granted to Controlling Shareholders, non Israeli Employees, Consultants and service providers, provided, however, that any member of the Committee shall be eligible to receive Awards under the Plan while serving on the Committee, unless otherwise specified herein. A person who has been granted an Award hereunder may be granted additional Awards, if the Committee shall so determine. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

4.2.	Notwithstanding anything to the contrary in this Plan, Awards granted pursuant to this Plan to any person serving as an Office Holder or any other party whose grant of an Award requires under the Companies Law additional corporate approvals by the Company shall be approved in the manner prescribed for under the Companies Law or any successor act or regulation, as in effect from time to time.

5.	SHARES.

5.1.	The maximum number of Shares reserved for the grant of Awards under the Plan shall be the aggregate number of un-granted Shares as of the date on which this Plan is adopted by the Board, reserved for issuance under the Company’s 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 Stock Option and Incentive Plan or 1999 Stock Option and Incentive Plan (the “Previous Plans”), and the un-granted Shares as of the date of each grant, reserved for issuance under the Company’s 2005 International Share Option and Restricted Share Plan (the “International Plan”). Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company. Any of such Shares which may remain unissued and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

5.2.	If any outstanding Award under the Plan or any award, share or option award under the Company’s Previous Plans or any award share or option award under the Company’s International Plan (collectively “Other Awards”) should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the Shares subject to the unexercised, canceled or terminated portion of such Award or Other Awards shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan provided, however, that the cumulative number of such shares that may be so issued under the Plan will not exceed 1,410,331 shares.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a Director’s service as a member of the Board or the services of an Office Holder, as the case may be, shall be deemed to be employment with the Company.

6.1.	Number of Shares. Each Option Agreement shall state the number of Shares to which the Option relates.

6.2.	Type of Award. Each Option Agreement shall specifically

state the type of Award granted thereunder and whether it constitutes a 102 Share Option, 3(i) Share Option, Restricted Shares or otherwise, and in the event that it constitutes a 102 Share Option, the Option Agreement shall also state whether it was granted as an Approved 102 Option pursuant to capital gains treatment or income treatment or whether it was granted as Unapproved 102 Options.

6.3.	Exercise Price. Each Option Agreement shall state the Exercise Price,. The Exercise Price shall also be subject to adjustment as provided in Section 11 hereof.

6.4.	Manner of Exercise. Option shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this plan. An Option may be exercised, as to any or all whole Shares as to which the Option has become exercisable, by written notice, in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, delivered in person or by mail to the Chief Financial Officer of the Company or its designee, specifying the number of Shares with respect to which the Option is being exercised, along with payment of the Exercise Price for such Shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each Share, at the time of exercise, in cash.

6.5.	Exercise Period and Vesting Schedule. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee. Unless otherwise resolved by the Committee and stated in the Option Agreement, Options shall vest and become exercisable during a period of four (4) years of continued employment by, or service for, the Company or its Affiliated Companies as follows: twenty-five percent (25%) of the Shares covered by the Option shall vest and become exercisable on the first anniversary of the date on which such Option is granted, and the remainder seventy five percent (75%) shall vest over the following three years in twelve equal quarterly installments. The Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time and vesting schedule at which an Option or any portion thereof (whether outstanding or granted) may be exercised. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. The Exercise Period will be seven (7) years from the date of the grant of the Option, or such earlier period resulting from termination under Sections 6.6 or 6.7, in each case, unless otherwise determined by the Committee.

6.6.	Termination.

6.6.1.	Except as provided in this Section 6.6 and in Section 6.7 hereof, an Option may not be exercised unless the Grantee is then in the employ of, or maintaining a Director, Office Holder, service provider or Consultant relationship with the Company, or an Affiliated Company thereof, and unless the Grantee has remained continuously so employed or in the Director, Office Holder, service provider or Consultant relationship since the Date of Grant of the Option. In the event that the employment or Director, Office Holder, service provider or Consultant relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe); provided, however, that if the Company shall terminate the Grantee’s employment for Cause (as defined below) (as determined by the Committee), all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation of employment or performance of services, unless otherwise determined by the Committee. In the case of a Grantee whose principal employer is an Affiliated Company, the Grantee’s employment shall also be deemed to be terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be an Affiliated Company.

6.6.2.	Notwithstanding anything to the contrary, the Committee, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable.

6.6.3.	For any purpose under this Plan, the Grantee’s employment shall be deemed to continue while the Grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of employment for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

6.6.4.	For purposes of this Plan, the term “Cause” shall mean any of the following resulting from an act or omission of Grantee: (a) fraud, embezzlement or felony or similar act; (b) failure to substantially perform duties as an Employee or to abide by the general policies of the Company applicable to all Employees (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (c) an act of moral turpitude, or any similar act, to the extent that such act causes injury to the reputation of the Company; (d) any other act or omission which in the reasonable opinion of the Company could be financially injurious to the Company or injurious to the business reputation of the Company; (e) any act or omission of Grantee which is otherwise defined as “cause” under the Grantees’ employment or service agreement.

6.7.

Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or maintaining a Director, Office Holder, service provider or Consultant relationship with, the Company or an Affiliated Company, or within ninety (90) days after the date of termination of such Grantee’s employment or Director, Office Holder, service provider or Consultant relationship (or within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or Director, Office Holder, service provider or Consultant relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise vested and exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee, or by the Grantee’s estate, or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within twelve months after the death or Disability of the Grantee (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or Director, Office Holder, service provider or Consultant relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are vested and exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within ninety (90) days after the date of such Retirement (or such different period as the Committee shall prescribe).

6.8.	Other Provisions. The Option Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan, as the Committee may determine.

7.	RESTRICTED SHARES. The Committee may award Restricted Shares to any eligible Employee, Director, Office Holder or Consultant, including under Section 102 of the Israeli Tax Ordinance. Each Award of Restricted Shares under this Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Shares Agreement”), in such form as the Committee shall from time to time approve, which Restricted Shares Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

7.1.	Number of Shares &Type. Each Restricted Shares Agreement shall state the number of Restricted Shares to be subject to an Award. With respect to Restricted Shares granted under Section 102, the Restricted Shares Agreement shall also state whether the Restricted Shares were granted as an Approved 102 Shares pursuant to capital gains treatment or income treatment or whether the Restricted Shares were granted as Unapproved 102 Shares.

7.2.	Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include, without limitation, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for Shares issued pursuant to Restricted Shares Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such Shares in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee until the Grantee will transfer the Shares from trust or sell the Shares whichever is the earlier. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Shares on successive anniversaries of the date of such Award. Notwithstanding anything to the contrary above and in addition thereto, to the extent required by the Israeli Tax Ordinance or the ITA of the State of Israel, the Restricted Shares issued pursuant to Section 102 of the Israeli Tax Ordinance shall be issued to the Trustee and the Restricted Shares shall be held for the benefit of the Grantee for a period of not less than the holding period required under the Israeli Tax Ordinance.

7.3.	Adjustment of Performance Goals. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee may also adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

7.4.

Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment or Director, Office Holder, service provider or Consultant relationship with the Company, or any Affiliated Company, shall terminate for any reason prior to the expiration of the

Restricted Period of an Award, any Shares remaining subject to restrictions (after taking into account the provisions of Section 7.6) (“Unvested Restricted Shares”) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or an Affiliated Company at no cost to the Company or Affiliated Company, subject to all applicable law. Upon consummation of the forfeiture of such Unvested Restricted Shares, the Grantee’s rights with respect to such Shares including inter alia the right to receive dividends with respect to such Shares shall lapse and shall be of no further force and effect. Vested Restricted Shares are not subject to Forfeiture.

7.5.	Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 7.2.

7.6.	Accelerated Lapse of Restrictions. Upon the occurrence of any of the events listed in Section 11.2 and subject to Section 11.3, all restrictions then outstanding with respect to Restricted Shares awarded hereunder shall automatically expire and be of no further force and effect. The Committee shall have the authority (and the Restricted Share Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the Restricted Shares awarded on such terms and conditions as the Committee shall deem appropriate.

For purposes of interpreting this Section 7, a Director’s service as a member of the Board or the services of an Office Holder, as the case may be, shall be deemed to be employment with the Company.

8.	102 SHARE OPTIONS; 102 SHARES.

8.1.	Options and/or Shares granted pursuant to this Section 8 are intended to constitute 102 Share Options or 102 Shares respectively, and subject to Section 102 of the Israeli Tax Ordinance as amended, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options and Shares under a different tax law or regulation, shall apply. The Company may designate Options or Shares granted to Employees, Directors and Office Holders pursuant to Section 102 as Approved 102 Options, Approved 102 Shares, Unapproved 102 Options or Unapproved 102 Shares which may be granted simultaneously. The Company shall indicate in the Notice of Share Option Grant or the Notice of Restricted Shares Award given to each Grantee whether the grant of any particular 102 Share Option or 102 Share is granted as Approved 102 Option or Approved 102 Share pursuant to capital gains (honi) treatment or income (pairoti) treatment or as Unapproved 102 Option/Unapproved 102 Share, pursuant to a decision of the Committee. The Company’s election of the type of Approved 102 Options or Approved 102 Shares as capital gains (honi) treatment or income (pairoti) treatment (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option or Approved 102 Share. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option or Approved 102 Share under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options or Approved 102 Shares. The Election shall obligate the Company to grant only the type of Approved 102 Option or Approved 102 Share it has elected, and shall apply to all Grantees who were granted Approved 102 Options or Approved 102 Shares during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Israeli Tax Ordinance.

8.2.	Approved 102 Options and Approved 102 Shares, which shall be granted under the Plan, and/or any Shares allocated or issued upon exercise of such Approved 102 Options, and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allotted or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102, or such other period as may be required by the ITA, during which Approved 102 Shares and Approved 102 Options granted or Shares issued by the Company must be held in Trustee for the benefit of the person to whom they were granted or issued (the “Holding Period”). In case the requirements for Approved 102 Options and Approved 102 Shares are not met, then the Approved 102 Options or Approved 102 Shares may be treated as Unapproved 102 Options or Unapproved 102 Shares, all in accordance with the provisions of Section 102.

8.3.	Notwithstanding anything to the contrary, subject to the provisions of Section 8.6 below, the Trustee may release such Approved 102 Options and Approved 102 Shares and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Grantee has paid any applicable tax due pursuant to the Israeli Tax Ordinance or (ii) the Trustee and/or the Company and/or its Affiliated Company withholds any applicable tax due pursuant to the Israeli Tax Ordinance arising from Approved 102 Options/Approved 102 Shares which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

8.4.	Notwithstanding anything to the contrary, the Grantee shall not be entitled to receive from the Company and/or the Trustee any Approved 102 Shares or any Shares allotted or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Shares/Approved 102 Options, which were granted to him and/or any Shares allocated or issued upon exercise of such Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Grantee until all payments required to be made by the Grantee have been fully satisfied.

8.5.	Each Approved 102 Option and Approved 102 Share (whether a capital gains treatment or ordinary income treatment, as applicable) shall be subject to the relevant terms of Section 102 and the Israeli Tax Ordinance, which shall be deemed an integral part of the Approved 102 Option and Approved 102 Share and which shall prevail over any term contained in the Plan or Option Agreement or the Restricted Share Agreement not consistent therewith. Any provision of the Israeli Tax Ordinance and any approvals by the Income Tax Commissioner not expressly specified in this Plan or Option Agreement or the Restricted Share Agreement which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Grantee. The Grantee granted an Approved 102 Option or Approved 102 Share shall comply with the Israeli Tax Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. Further, the Grantee agrees to execute any and all documents, which the Company and/or its Affiliated Company and/or the Trustee may reasonably determine to be necessary in order to comply with the Israeli Tax Ordinance.

8.6.	With respect to any Approved 102 Option and Approved 102 Share, subject to the provisions of Section 102, a Grantee shall not sell or release from trust any Approved 102 Share or any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Holding Period, it will result in adverse tax ramifications to the Grantee under Section 102, which shall apply to and shall be borne solely by such Grantee.

8.7.	In the event a stock dividend is declared on Approved 102 Shares or Shares which derive from Options granted as Approved 102 Option, such dividend shall also be subject to the provisions of this Section 10 and the Holding Period for such dividend shares shall be measured from the commencement of the Holding Period for the Shares with respect to which the dividend was declares.

8.8.	If an Option granted as an Approved 102 Option is exercised during the Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee (unless otherwise approved by the Committee). If such an Option is exercised after the Holding Period ends, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Grantee directly, provided that the Grantee first complies with all applicable provisions of the Plan.

8.9.	To avoid doubt, the foregoing provisions of this Section 8 relating to Approved 102 Option and Approved 102 Share shall not apply with respect to Unapproved 102 Option and Unapproved 102 Share, which shall, however, be subject to the relevant provisions of Section 102.

8.10.	Upon receipt of Approved 102 Option or Approved 102 Share, at the request of the Trustee, Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Share or Approved 102 Option or share granted to him thereunder.

8.11.	With respect to Unapproved 102 Option or Unapproved 102 Share, if the Grantee ceases to be employed by the Company or any Affiliated Company, the Grantee shall extend to the Company and/or its Affiliated Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

9.	3(i) SHARE OPTIONS.

Options granted pursuant to this Section 9 are intended to constitute 3(i) Share Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.

10.

OTHER SHARE-BASED AWARDS. The Committee may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be Restricted Shares pursuant to Section 7 hereof) are or may in the future be acquired, or Awards denominated in share units, including units valued on the basis of measures other than market value. The Committee may also grant share appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the Exercise Price thereof. Such other share based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Plan.

11.	EFFECT OF CERTAIN CHANGES.

11.1.	General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a share dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a share split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for Awards, (ii) the number of such Shares covered by outstanding Awards, and (iii) the Exercise Price per Share covered by the Awards, all as determined by the Committee in its sole discretion whose determination in that respect shall be final, binding and conclusive; provided, however, that any fractional Shares resulting from such adjustment shall be rounded down to the nearest whole Share. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Shares subject to an Option.

11.2.	Merger and Sale of Company. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the share capital of the Company; or (iii) the merger, consolidation, amalgamation or like transaction of the Company with or into another corporation resulting in fifty percent (50%) or more of the outstanding voting power of the Company’s securities being held by parties other than the shareholders of the Company immediately prior to such transaction (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action -

11.2.1.

The Committee in its sole discretion will use reasonable efforts to cause that any Award then outstanding be assumed or an equivalent Award shall be substituted by such successor corporation (or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation), under substantially the same terms as the Award, provided that the Committee may determine in its discretion whether an Award has been properly assumed or substituted, and provided further however, that in the event that the consideration to the shareholders of the Company in such Merger/Sale consists, in whole or in part, of cash or any consideration other than shares of the successor corporation, the Committee may determine in its discretion that the Award will be assumed or substituted by an equivalent award exercisable solely into shares of the successor corporation with a value equal to the value of the Shares issuable under the Award with such value to be determined by the Committee, which may, in its discretion, rely on independent valuation obtained from a third party selected by the Committee in good faith; and

11.2.2.

In such case that such successor corporation or other entity does not agree to assume the Award or to substitute an equivalent Award and, if the Award is an Option (“Option Award”), then the Committee may, in lieu of such assumption or substitution of the Option Award, either (i) provide for the Grantee to have the right to exercise the part of the Option Award which is exercisable as of the closing of such Merger/Sale, under such terms and conditions as the Committee shall determine or such other greater portion of the Option Award (including un-exercisable Awards) as determined by the Committee, or (ii) provide for the cancellation of each outstanding Option Award at the closing of said Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each Share covered by the Option Award that has vested as of the date of the Merger/Sale, as reflected under the terms of the Merger/Sale and as determined by the Committee, that may, in its discretion, rely on independent valuation obtained from a third party selected by the Committee in good faith, minus (b) the Exercise Price of each Share covered by the Option Award that has vested as of the date of the Merger/Sale. Any Option not exercised at the closing of the Merger/Sale shall be cancelled and be of no further force and effect.

11.2.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate, provided that any such determination shall not adversely effect the rights attached to the Shares.

11.3.	Reservation of Rights. Except as expressly provided in this Section 11, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any bonus shares or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company; and any issue by the Company of shares of any class, or securities convertible into shares of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

12.	NON-TRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY. All Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. Shares issued upon an exercise of Options may be freely transferred, subject to applicable laws and the other provisions of this Plan and the Option Agreement and the Restricted Share Agreement. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

13.	APPLICATION OF FUND. The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company or any related company thereof or as otherwise determined by the Company.

14.	AGREEMENT BY GRANTEE REGARDING TAXES.

14.1.	Any tax consequences arising form the grant or exercise of an Option, from the payment for Shares covered thereby, from the release of Shares from the Trustee, from the sale of the Shares or the expiration of the Restricted Period or from any other event or act (of the Company and/or its Affiliated Company, and/or the Trustee and/or the Grantee) (each a “Tax Event”), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliated Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliated Company and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

14.2.	The receipt of these Options or Restricted Shares and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in this Plan does not purport to be complete. THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS/SHARES.

14.3.	Each Grantee shall notify the Company in writing within ten (10) days after the date such Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the value of Shares or Awards granted or received hereunder, and each Grantee agrees to any settlement, closing or other similar agreement in connection with the foregoing. Upon request, a Grantee shall provide to the Company any information or document relating to any event described in the preceding sentence, which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company’s tax liability as a result of such event

15.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS. Subject to Section7.5, a Grantee or a transferee of an Award in accordance with Section 12 shall have no rights as a shareholder with respect to any Shares covered by the Award until the date of the issuance of a share certificate to him for such Shares, or, in the case of 102 Share Options (if such Share Options are being held by a Trustee), until the date of the issuance of a share certificate to the Trustee for his benefit. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 11.1 hereof. The Company may restrict or otherwise regulate the rights to transfer or dispose of any shares covered by an Award (including, without limitation, any limitations set forth herein, in the Option Agreement and in the Company’s Articles of Association, as in effect from time to time, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102).

16.	The Trustee shall not use the voting rights vested in any shares held by the Trustee and shall not exercise said right in any way whatsoever, except in cases when, at his discretion and after consulting with the Committee, the Trustee believes that the said rights should be exercised for the protection of the optionees as a minority among the Company shareholders.

17.	NO RIGHTS TO EMPLOYMENT. Nothing in the Plan or in any Award granted, Option Agreement or Restricted Share Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or in a Consultant, Director, Office Holder or service provider relationship with, the Company or any Affiliated Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Affiliated Company to terminate such Grantee’s employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a Consultant, service provider, Office Holder or Director relationship with, the Company or any Affiliated Company.

18.	NO REPRESENTATION BY COMPANY. By approving the Awards, the Company shall not, and shall not be deemed as, granting any representation or warrants to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares.

19.	APPROVAL.

19.1.	The Plan shall take effect upon its adoption by the Board (the: “Effective Date”) and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable share exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

19.2.	Without derogating from section 19.1 above, and in addition thereto, the Plan shall be approved by the shareholders of the Company, which approval shall be received within twelve (12) months following the Effective Date of the Plan. All and any grants of Options to Grantees under the Plan as of the Effective Date shall be subject to the said shareholders approval.

20.	PERIOD DURING WHICH AWARDS MAY BE GRANTED. Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board. Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 6.6 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within seven (7) years after the date on which the Option was granted, as set forth in the Notice of Grant in the Grantee’s Option Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 6), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall expire. In the case of Shares held in trust, the Grantee shall elect whether to release such Shares form trust or sell the Shares, thereby realizing a tax event, and upon such release or sale such trust shall expire.

21.	AMENDMENT AND TERMINATION OF THE PLAN. The Plan shall expire on the date, which is ten (10) years from the date of its adoption by the Board (except as to Options outstanding on the expiration date). The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided in Section 11.1 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.

Notwithstanding anything to the contrary above and in addition thereto, the Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan. Without derogating from the above, no amendment of this Plan shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment by the Board if such approval is required, including but not limited to, any amendment that will:

increase the number of Shares reserved under the Plan, except as provided in Section 5 of the Plan; or

22.	NON-EXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board, nor the submission of the Plan to shareholders of the Company for approval (to the extent required under applicable law), shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive, or other compensation arrangements, of whatever nature, as the Board may deem necessary or desirable, or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company, or any Affiliated Company, now has lawfully put into effect, including, without limitation, any retirement, pension, savings and share purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

23.	GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel, provided however that the tax treatment and the tax rules and regulations applying to the grant of Options to Grantees in any specific jurisdiction shall be the local tax laws of such jurisdiction. The competent courts of Tel Aviv Israel shall have sole jurisdiction in any matters pertaining to the Plan.

No Awards shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of all laws in Israel and any other jurisdiction in which Awards may be granted under the Plan and until all applicable listing requirements of any stock exchange or authority on which Shares are then listed for trading is fulfilled.

24.	MARKET STAND-OFF. If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Grantee shall not sell or otherwise transfer any Shares or other securities of the Company during a 180-day period or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

25.

RULES PARTICULAR TO SPECIFIC COUNTRIES. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country by means of an appendix to the Plan, and to the extent that the terms and conditions set forth in any appendix conflict with any provisions of the Plan, the provisions of the appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Options issued to Grantees under the jurisdiction of the specific country that is the subject of the appendix and shall not apply to Options issued to Grantees not under the jurisdiction of such country. The adoption of any such appendix shall be subject to the approval of the Board.

26.	MISCELLANEOUS.

26.1.	Each Award under the Plan may contain such other terms and conditions not inconsistent with the Plan (unless permitted hereunder), as may be determined by the Committee, in its sole discretion. If any provision of the Plan, any Options Agreement or any Restricted Share Agreement, shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

26.2.	With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, as the context requires. The use of captions in this Plan or any Options Agreement or Restricted Share Agreement is for the convenience of reference only, and shall not affect the meaning of any provision of the Plan or such agreement.

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